WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors in
   Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000
John J. Rapisardi, Esq. [JR 7781]
Gary T. Holtzer, Esq. [GH 7732]

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------x

In re                          :    Chapter 11 Case Nos.
                                    93 B 44468 (JLG)
METALLURG, INC. and            :    93 B 44469 (JLG)
SHIELDALLOY METALLURGICAL
CORPORATION,                   :    (Jointly Administered)

                     Debtors.  :

-------------------------------x

                       POST CONFIRMATION ORDER AND NOTICE

            WHEREAS, an order of confirmation was issued by this Court on February 26, 1997 confirming the Debtors' Fourth Amended and Restated Joint Plan of Reorganization, dated December 18, 1996, as supplemented (the "Plan"), of Metallurg, Inc. and Shieldalloy Metallurgical Corporation, as debtors and debtors in possession in the above-captioned cases (collectively, the "Debtors"); and

            WHEREAS, pursuant to Local Bankruptcy Rule 3021-1, it is the Debtors' responsibility to inform the Court of the progress made towards (i) consummation of the Plan under section 1101(2) of title 11, United States Code (the "Bankruptcy Code"), (ii) entry of a final decree pursuant to

Federal Rule of Bankruptcy Procedure 3022, and (iii) closing of the Debtors' chapter 11 cases pursuant to section 350 of the Bankruptcy Code.

            NOW, THEREFORE, IT IS HEREBY ORDERED that the Debtors shall comply with the following:

            1. Reports. Subject to the requirements of paragraph 5 herein and pursuant to section 1106(a)(7) of the Bankruptcy Code, the Debtors shall file, within forty-five (45) days after the date of this Order, a status report detailing the actions taken by the Debtors and the progress made towards consummation of the Plan. Such reports shall be filed thereafter every January 15th, April 15th, July 15th and October 15th until a final decree closing these chapter 11 cases has been entered.

            2. Notice. The Debtors shall mail a copy of the order confirming the Plan and a copy of this Order to the creditors and equity interest holders of the Debtors, to the Statutory Committee of Unsecured Creditors and its counsel, and to all parties who have filed a notice of appearance in these chapter 11 cases.

            3. Clerk's Charges and Report Information. Within fifteen (15) days of the date of this Order, the Debtors shall submit a written request to the Clerk of the Court to obtain the amount of any notice and excess claim



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

charges. The amount, if any, shall be paid by the Debtors in full within fifteen
(15) days after receipt by the Debtors of the Clerk's response to such request.

            4. Closing Report and Final Decree. Within fifteen (15) days of "substantial consummation" of the Plan, the Debtors shall file an application for a final decree closing these chapter 11 cases in accordance with section 1106(a)(7) of the Bankruptcy Code and Local Bankruptcy Rule 3022-1; provided, however, that such final decree shall reserve such jurisdiction to the Court as is reserved in the Plan. The application shall include a statement of the actions effected in compliance with the Plan and the information typically contained in the report referred to in paragraph 1 hereof. For the purposes of this paragraph and unless demonstrated otherwise, "substantial consummation" shall mean the occurrence of the Effective Date as defined in the Plan.

            5. Case Closing. Unless the Court orders otherwise, the Debtors shall submit the information described in paragraph 4 herein, including a final decree closing these cases, within six (6) calendar months from the date of the order confirming the Plan. If the Debtors fail



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

to comply with this Order, the Clerk of the Court shall so advise the Court and an order to show cause may be issued.

Dated:  New York, New York
         February 26, 1997

                                    /s/ James L. Garrity, Jr.
                                    ------------------------------
                                    UNITED STATES BANKRUPTCY JUDGE



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